                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO. 1)

     Filed by the registrant /X/
     Filed by a party other than the registrant / /

     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      FEDERAL PAPER BOARD COMPANY, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                      FEDERAL PAPER BOARD COMPANY, INC.
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     /X/ Filing fee previously paid.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    /1 Set forth the amount on which the filing fee is calculated and state how it was determined.

           [FEDERAL PAPER BOARD COMPANY, INC. LOGO]

           FEDERAL PAPER BOARD COMPANY, INC.

           75 CHESTNUT RIDGE ROAD, MONTVALE, NEW JERSEY 07645

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 18, 1995

TO THE COMMON AND $1.20 CONVERTIBLE PREFERRED STOCKHOLDERS OF FEDERAL PAPER BOARD COMPANY, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Federal Paper Board Company, Inc. (the "Company") will be held on Tuesday, April 18, 1995 at 10 A.M., local time, in the Murray Hill Room of the New York Helmsley Hotel, 212 East 42nd Street, New York, N.Y., for the following purposes:

     1. To elect two directors;

     2. To consider and vote upon an amendment to the 1992 Key Employee Stock Option Plan;

     3. To consider and vote upon an amendment to the 1992 Stock Option Plan for Non-Employee Directors;

     4. To ratify the designation of Deloitte & Touche LLP as independent auditors of the Company for fiscal year 1995; and


     5. To transact such other business, including shareholder proposals (beginning on page 23 of the accompanying Proxy Statement), as may properly come before said meeting, or any adjournments thereof.


     Only holders of Common and $1.20 Convertible Preferred Stock of record at the close of business on March 1, 1995 will be entitled to notice of and to vote at said meeting or any adjournment thereof.

     Stockholders who do not expect to be present are requested to fill in and sign the accompanying proxy and return it to the Company.

                                          By Order of the Board of Directors

                                          JOHN T. FLYNN, JR.
                                          Assistant Secretary

March 15, 1995

                       FEDERAL PAPER BOARD COMPANY, INC.
                             75 CHESTNUT RIDGE ROAD
                           MONTVALE, NEW JERSEY 07645

                                 MARCH 15, 1995

                                PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

     This proxy statement and the accompanying Notice of Annual Meeting and form of proxy are being furnished to the holders of the Common and $1.20 Convertible Preferred Stock of the Company in connection with the solicitation by the Board of Directors of the Company of proxies to be used at the Annual Meeting of Stockholders to be held on April 18, 1995 at 10 A.M., local time, in the Murray Hill Room of the New York Helmsley Hotel, 212 East 42nd Street, New York, N.Y., and at any adjournments thereof. The close of business March 1, 1995, is the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     These proxy materials are being mailed on or about March 15, 1995 to such stockholders. On February 17, 1995, the Company had outstanding 42,594,758 shares of Common Stock and 52,264 shares of $1.20 Convertible Preferred Stock. Each share of Common Stock is entitled to one vote and each share of $1.20 Convertible Preferred Stock is entitled to 5.02 votes. Any stockholder giving a proxy for the meeting may revoke it prior to the voting thereof on any matter (without affecting, however, any vote taken prior to revocation) by written notice to the Secretary of the Company, by submission of another proxy bearing a later date, or by appearing and voting in person at the Annual Meeting. You may also be represented by another person present at the meeting through executing a form of proxy designating such person to act on your behalf. Each unrevoked proxy card properly executed and received prior to the close of the meeting will be voted as indicated. Where specific instructions are not indicated, the proxy will be voted FOR the election of all directors as nominated, FOR the amendment to the 1992 Key Employee Stock Option Plan, FOR the amendment to the 1992 Stock Option Plan for Non-Employee Directors, FOR the approval of the selection of Deloitte & Touche LLP as independent auditors, and AGAINST each of the three listed stockholder proposals. A majority of the shares represented at the meeting and entitled to vote is required for approval of each of the proposals. Abstentions and broker nonvotes are not voted in favor of or against any matter that may come before the Annual Meeting. Such abstentions and broker nonvotes will, however, have the effect of a negative vote if an item requires the approval of a specified percentage of all issued and outstanding shares of the Company's common stock.

     The cost of soliciting proxies will be borne by the Company. In addition, the Company will reimburse its transfer agent for charges and expenses in connection with the distribution of proxy material to brokers or other persons holding stock in their names or in the names of their nominees. The Company will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending the proxy material to the beneficial owners of the Common and $1.20 Convertible Preferred Stock.

     Following the original mailing of the proxy material, solicitation of proxies may be made by certain officers and regular employees of the Company by mail, telephone, telegraph or personal interview. The Company has also retained Georgeson & Co. to aid in the solicitation of proxies. It is anticipated that the amount the Company will pay for Georgeson & Co.'s services will not exceed $7,500 plus reimbursement of expenses.

     The Company will file its Annual Report on Form 10-K with the Securities and Exchange Commission in March, 1995. A copy of the Report, including the financial statements and schedules thereto, and a list describing any exhibits not contained therein, may be obtained without charge by written request to Federal Paper Board Company, Inc., 75 Chestnut Ridge Road, Montvale, New Jersey 07645, Attention: Secretary. Copies of any such exhibits will be furnished upon written request at a cost of twenty-five cents per page.

     The Board of Directors knows of no matters, other than those stated above, to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters. The persons named in the enclosed proxy may also, if a quorum is not present, vote such proxy to adjourn the Annual Meeting from time to time.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

     The following table sets forth certain information concerning the ownership of shares of Common Stock by (i) each person who is known by the Company to own beneficially more than five percent (5%) of the issued and outstanding Common Stock, (ii) each director and nominee for director of the Company, (iii) each named executive officer described in the section of this Proxy Statement captioned "Executive Compensation", and (iv) all directors and executive officers as a group. Except as otherwise indicated, each individual named has sole investment and voting power with respect to the securities shown as of February 17, 1995, or such other date indicated below. To the knowledge of the Company, no one owns beneficially more than 5% of the Company's $1.20 Convertible Preferred Stock.

                                                                 AMOUNT &
                                                                 NATURE OF             PERCENT
                                                                 BENEFICIAL              OF
                   NAME OF BENEFICIAL OWNER                      OWNERSHIP              CLASS
- ---------------------------------------------------------------  ---------            ---------
Merrill Lynch & Co., Inc. .....................................  2,118,007(a)               5.0
  World Financial Center, North Tower
  250 Vesey Street
  New York, New York 10281
FMR Corp. .....................................................  2,713,964(b)               6.4
  82 Devonshire Street
  Boston, Massachusetts 02109
Lord Abbett & Co. .............................................  2,303,400(c)               5.4
  767 Fifth Avenue
  New York, New York 10153
Federal Paper Board Company, Inc. Savings and Stock Ownership
  Plans........................................................  1,960,642(d)               4.6
John R. Kennedy................................................  1,084,962(e)(f)(i)         2.5
Quentin J. Kennedy.............................................    927,617(e)(g)(i)         2.2
Robert D. Baldwin..............................................    111,838(e)
W. Mark Massey, Jr. ...........................................    115,133(e)
John L. Kelsey.................................................     39,000(h)         each less
Thomas L. Cassidy..............................................     35,408(h)           than 1%
W. Ran Clerihue................................................     25,000(h)
Edmund J. Kelly................................................     18,000(h)
James T. Flynn.................................................      9,000(h)
All Directors and Officers as a group, 25
  persons(e)(f)(g)(h)(i).......................................  3,158,337                  7.4

- ---------------

(a) Based on information set forth in a Schedule 13G mailed to the Company on February 9, 1995 by Merrill Lynch & Co., Inc., on behalf of itself, Merrill Lynch Group, Inc., Princeton Services, Inc. and Merrill Lynch Asset Management, L.P. The parties disclaim beneficial ownership of Company common stock except for stock held in proprietary accounts of Merrill Lynch's broker-dealer subsidiary.

(b) Based on information set forth in a Schedule 13G mailed to the Company on February 13, 1995 by FMR Corp., on behalf of itself, Edward C. Johnson 3d and Fidelity Management & Research Company.

(c) Based on information set forth in a Schedule 13G mailed to the Company on February 13, 1995 by Lord, Abbett & Co.

(d) The Federal Paper Board Company, Inc. Savings and Stock Ownership Plans, 75 Chestnut Ridge Road, Montvale, New Jersey 07645 advised that as of February 17, 1995 1,960,642 shares of the Common Stock of the Company is held by the Trustee. Under the terms of the Plans, stock shall be voted by the Trustee as directed by the participant to whose account such stock is credited. If instructions from the participants are not timely received by the Trustee with respect to any such stock in the savings portion of the Plans, the Trustee shall vote the uninstructed stock in the same proportions as the Trustee was instructed to vote with respect to the shares for which it received instructions. The Trustee may not vote shares in the employee stock ownership portion of the Plans for which voting instructions have not been received. Bankers Trust Company, Trustee under the Plans, disclaims beneficial ownership of the Common Stock under the Plans. Bankers Trust Company has notified the Company that as of December 31, 1994, it was the beneficial owner of 944,586 shares of Common Stock of the Company under various trusts and employee benefit plans for other companies and/or organizations.

(e) Includes shares of Common Stock held as of January 1, 1995, in the Company Savings and Stock Ownership Plan for Salaried Employees, as follows: for John R. Kennedy, 71,654; for Quentin J. Kennedy, 65,727; for Robert D. Baldwin, 9,675; for W. Mark Massey, Jr., 9,125 and for all officers and directors as a group, 309,401. Also includes shares of Common Stock under the 1989 and 1992 Key Employee Stock Option Plans as to which officers have the right to acquire beneficial ownership through the exercise of options which are vested or will become vested within 60 days of February 17, 1995, as follows: for John R. Kennedy, 133,500; for Quentin J. Kennedy, 66,750; for Robert D. Baldwin, 53,500; for W. Mark Massey, Jr., 48,500; and for all officers and directors as a group, 582,500.

(f) Includes 88,300 shares of Common Stock held by The John R. Kennedy Foundation Incorporated, and 36,500 shares of Common Stock held by The Jack Kennedy Foundation. Mr. John R. Kennedy is President of both Foundations.

    Includes 226,920 shares of Common Stock held equally in three trusts of which John R. Kennedy is co-trustee with Quentin J. Kennedy. Under one of such trusts John R. Kennedy is also beneficiary.

    Includes 47,912 shares of Common Stock held under the Uniform Gift to Minors Act. Includes 21,120 shares of Common Stock held in a trust of which John R. Kennedy is co-trustee.

(g) Includes 194,800 shares of Common Stock held by the Quentin J. Kennedy Foundation, of which Quentin J. Kennedy is President and Treasurer.

    Includes 226,920 shares of Common Stock held equally in three trusts of which Quentin J. Kennedy is co-trustee with John R. Kennedy. Under one of such trusts Quentin J. Kennedy is also beneficiary.

(h) Includes shares of Common Stock under the 1992 Stock Option Plan for Non-Employee Directors as to which Messrs. Cassidy, Clerihue, Flynn, Kelly and Kelsey each have the right to acquire 5,000 shares of Common Stock through the exercise of options which are vested or will become vested within 60 days of February 17, 1995.

(i) Quentin J. Kennedy, Director, Executive Vice President, Secretary and Treasurer of the Company, and John R. Kennedy, Director and President of the Company, are brothers.

PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     The Company has a classified Board of Directors consisting of four classes. At each Annual Meeting, a class of directors is elected for a full term of four years to succeed those whose terms are expiring. All of the Company's directors are listed below with their principal occupations for the last five years.

     At the Annual Meeting two (2) Directors are to be elected in Class III, with Messrs. John R. Kennedy and Robert D. Baldwin each to hold office for four years or until their respective successors are elected and qualified. The remaining Directors will continue to serve as set forth below. It is intended that the shares represented by the enclosed proxy will be voted for the election of the two nominees named below.

     Should any such nominee be unable or unwilling to accept nomination or election, it is intended that the accompanying proxy will be voted for such other person or persons as may be nominated by the Board of Directors. All of the nominees have been previously elected by stockholders. The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve if elected.

     The following sets forth certain information furnished to the Company by each nominee and each Director continuing to serve.

           CLASS I DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE
                           AT THE 1997 ANNUAL MEETING

DIRECTOR, YEAR FIRST
ELECTED AS DIRECTOR     AGE            PRINCIPAL OCCUPATIONS, BUSINESS AND DIRECTORSHIPS
- --------------------    ----    ---------------------------------------------------------------
Thomas L. Cassidy         66    Managing Director, Trust Company of the West, an investment
1981                              management firm; and Senior Partner, TCW Capital (an
                                  affiliate).
                                  Director of: Spartech Corporation; DeVlieg-Bullard, Inc.

W. Mark Massey, Jr.       56    Senior Vice President of the Company.
1990

           CLASS II DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE
                           AT THE 1998 ANNUAL MEETING

DIRECTOR, YEAR FIRST
ELECTED AS DIRECTOR     AGE            PRINCIPAL OCCUPATIONS, BUSINESS AND DIRECTORSHIPS
- --------------------    ----    ---------------------------------------------------------------
W. Ran Clerihue           71    Consultant. (Formerly President and Chief Executive Officer,
1977                              Wabasso, Inc., a textile manufacturer.) Chairman of the Board and Director of Spartech Corporation.

James T. Flynn            55    Chief Financial Officer, J.P. Morgan & Co., Incorporated,
1991                              October, 1990 to date; formerly Executive Vice President of
                                  J.P. Morgan, March, 1985 to October, 1990.

Quentin J. Kennedy        61    Executive Vice President, Secretary and Treasurer of the
1980                              Company.
                                  Director of: Hooper Holmes, Inc.

                            NOMINEES FOR ELECTION AS
               CLASS III DIRECTORS FOR A FOUR YEAR TERM EXPIRING
                           AT THE 1999 ANNUAL MEETING

DIRECTOR, YEAR FIRST
ELECTED AS DIRECTOR     AGE            PRINCIPAL OCCUPATIONS, BUSINESS AND DIRECTORSHIPS
- --------------------    ----    ---------------------------------------------------------------
John R. Kennedy           64    President and Chief Executive Officer of the Company.
1961                              Director of: First Fidelity Bancorporation; Magma Copper
                                  Company; DeVlieg Bullard, Inc; Chase Brass Industries, Inc.

Robert D. Baldwin         57    Senior Vice President of the Company.
1987

           CLASS IV DIRECTORS CONTINUING IN OFFICE WHOSE TERMS EXPIRE
                           AT THE 1996 ANNUAL MEETING

DIRECTOR, YEAR FIRST
ELECTED AS DIRECTOR     AGE            PRINCIPAL OCCUPATIONS, BUSINESS AND DIRECTORSHIPS
- --------------------    ----    ---------------------------------------------------------------
Edmund J. Kelly           57    Vice Chairman, Eighteen Seventy Corporation, a private
1981                              investment firm.

John L. Kelsey            69    Consultant. Formerly Managing Director of PaineWebber
1976                              Incorporated.
                                  Director of: Standard Motor Products Company; Box Energy
                                  Corporation.

ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     During fiscal year 1994, the Board of Directors held (18) meetings, five
(5) of which were telephone meetings. During that fiscal year, each director attended 75% or more of the aggregate of (i) the meetings of the Board of Directors and (ii) the meetings of the committees on which such director served that were held during the period in which he was a director.

COMMITTEES OF THE BOARD

     The Company has a standing Executive Committee, Compensation Committee, Audit Committee and Stock Option Committee. The responsibilities of the standing committees of the Company's Board of Directors are described as follows.

     Executive Committee. The Executive Committee during fiscal year 1994 consisted of Messrs. John R. Kennedy, Thomas L. Cassidy, W. Ran Clerihue, John
L. Kelsey, and Quentin J. Kennedy. Between meetings of the Board of Directors, the Executive Committee has all powers which may be lawfully delegated to it under North Carolina law. In general, the Executive Committee may supervise the management of all business of the Company except matters which by law specifically require the action of the full Board of Directors or of the stockholders. During fiscal year 1994, the Executive Committee met on thirteen
(13) occasions. Actions taken by the Executive Committee are subsequently presented for ratification at the next regular meeting of the Board of Directors.

     Compensation Committee. The Compensation Committee has since March 15, 1994, consisted of Messrs. Cassidy, Clerihue and Kelsey, each of whom is an independent director. Such Committee determines the compensation paid to the President, the Executive Vice President and the officers and other members of the Key Executive Group, and administers the 1992 Key Employees Long Term Compensation Plan. The Compensation Committee held one meeting during fiscal year 1994.

     Audit Committee. The Audit Committee during fiscal year 1994 consisted of Messrs. Kelsey, Flynn, Cassidy and Clerihue. The Audit Committee held three (3) meetings during fiscal year 1994. This Committee reviews and makes inquiries, as it deems appropriate, with respect to the scope and results of the audit by the Company's independent auditors, the actions of the Company's internal audit department, the adequacy of the Company's system of internal accounting controls and procedures, and participates in the selection and the fee paid for services rendered by the Company's independent auditors.

     Stock Option Committee. The Stock Option Committee consists of Messrs. Flynn, Cassidy, Clerihue and Kelsey. It met on one occasion during fiscal year 1994. The Committee administers the Company's 1989 and 1992 Key Employee Stock Option Plans.


     Transactions Involving Directors.


     As of January 1, 1995, the Company had outstanding loans from Morgan Guaranty Trust Company of New York in the amount of $15 million. During 1994, Morgan Guaranty received fees from the Company for a variety of financial services. The Company believes the fees it paid were comparable to fees charged by other banks for similar banking services. Mr. Flynn, a Director, is Chief Financial Officer of J.P. Morgan & Co.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

     The following table sets forth a summary for the last three (3) fiscal years of the cash and non-cash compensation awarded to, earned by, or paid to, the Chief Executive Officer of the Company and each of the four most highly compensated executive officers whose individual remuneration exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                                                                LONG
                                                               ANNUAL COMPENSATION                              TERM
                                                       ------------------------------------                    COMPENSATION
                                                                                    (E)                        -------
                                                                                   OTHER
                                              (B)                                  ANNUAL          (F)           (G)
                              (A)           FISCAL       (C)          (D)         COMPEN-       RESTRICTED     AWARDS
        NAME                POSITION         YEAR      SALARY($)    BONUS($)     SATION($)        STOCK        OPTIONS
- --------------------    ----------------    -------    --------     --------     ----------     ----------     -------
John R. Kennedy         President and        1994      $953,846     $600,000     $  115,522        None        100,000
                        Chief Executive      1993       946,154*         -0-        124,381        None        174,000
                        Officer              1992       907,692      130,000        152,664        None         50,000

Quentin J. Kennedy      Executive Vice       1994       464,038      285,000         24,555        None         50,000
                        President            1993       462,211*         -0-         25,072        None         87,000
                                             1992       428,846       61,750         23,990        None         25,000

Robert D. Baldwin       Senior Vice          1994       439,158      270,000         23,158        None         40,000
                        President            1993       437,884*         -0-         23,498        None         70,000
                                             1992       403,846       58,500         22,915        None         20,000

W. Mark Massey, Jr.     Senior Vice          1994       439,158      270,000         23,158        None         40,000
                        President            1993       437,884*         -0-         23,498        None         50,000
                                             1992       403,846       58,500         18,562        None         20,000

Michael J. Balduino     Senior Vice          1994       211,538      150,000         10,357        None         30,000
                        President            1993       200,000          -0-          5,896        None         33,500
                                             1992       135,577       65,000          2,213        None          9,700


                         (H)            (I)
                       PAYOUTS       ALL OTHER
                         LTIP         COMPEN-
        NAME          PAYOUTS($)     SATION($)
- --------------------  ----------     ----------
John R. Kennedy       $  -0-         $   30,062
                         -0-             24,013
                         -0-             34,616
Quentin J. Kennedy       -0-             39,847
                         -0-             33,768
                         -0-             15,767
Robert D. Baldwin        -0-             11,177
                         -0-             10,742
                         -0-             14,525
W. Mark Massey, Jr.      -0-             11,035
                         -0-             10,647
                         -0-             14,446
Michael J. Balduino      -0-              5,186
                         -0-              5,439
                         -0-              6,474

- ---------------

(e) Phantom share dividends and, for John R. Kennedy, use of Company plane in sums of $60,589, $67,190, and $97,584 for 1994, 1993, and 1992,
     respectively.

(i) Includes Company contributions to the Savings and Stock Ownership Plan as follows: for John R. Kennedy, $21,807, $20,596, and $31,382 for 1994, 1993
     and 1992, respectively; for Quentin J. Kennedy, $10,523, $9,961, and $14,311, for 1994, 1993, and 1992, respectively; for Robert D. Baldwin, $9,969, $9,613, and $13,474 for 1994, 1993 and 1992, respectively; for W.
     Mark Massey, Jr., $9,969, $9,613, and $13,474, for 1994, 1993 and 1992,
     respectively; and for Michael J. Balduino, $4,853, $4,410 and $5,211 for 1994, 1993 and 1992, respectively. Split dollar life insurance values are for John R. Kennedy, $8,255, $3,417, and $3,234, for 1994, 1993 and 1992,
     respectively; for Quentin J. Kennedy, $29,324, $23,807, and $1,456 for 1994, 1993 and 1992 respectively; for Robert D. Baldwin, $1,208, $1,129, and $1,051, for 1994, 1993, and 1992, respectively; for W. Mark Massey, Jr., $1,066, $1,034, and $972 for 1994, 1993, and 1992, respectively; and
     for Michael J. Balduino, $333, $1,029, and $1,263 for 1994, 1993, and 1992,
     respectively.


* The higher amounts shown for 1993 did not result from a salary increase in 1993 but rather reflected a salary increase that was granted in mid-1992, which increase carried over for the first half of fiscal year 1993 when the salary for this executive officer was reduced.

     The following table sets forth information concerning the exercise of stock options during fiscal year 1994 by each of the named executive officers and the fiscal year-end value of unexercised options. Calculations in (d) and (e) below include sums for options granted in fiscal year 1994 which are subject to shareholder approval of the proposed amendment to the 1992 Key Employee Stock Option Plan.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                                            (E)
                                                                                          VALUE OF
                                                                     (D)                 UNEXERCISED
                                                                  NUMBER OF             IN-THE-MONEY
                                                                  OPTIONS AT             OPTIONS AT
                                                                    FISCAL                 FISCAL
                                 (B)               (C)           YEAR-END(#)             YEAR-END($)
           (A)             SHARES ACQUIRED        VALUE          EXERCISABLE/           EXERCISABLE/
          NAME             ON EXERCISE(#)      REALIZED($)      UNEXERCISABLE           UNEXERCISABLE
- -------------------------  ---------------     -----------     ----------------     ---------------------
John R. Kennedy..........        None              None         133,500/230,500     $1,321,781/$1,087,218
Quentin J. Kennedy.......        None              None          66,750/115,250        660,890/   543,609
Robert D. Baldwin........        None              None          53,500/ 92,500        529,531/   437,343
W. Mark Massey, Jr. .....        None              None          48,500/ 77,500        488,593/   314,531
Michael J. Balduino......        None              None           8,375/ 55,125         62,457/   209,873

     The following table sets forth information concerning individual grants of stock options made during fiscal year 1994 to each of the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                       GRANT DATE VALUE
                                                                                    -----------------------
                               INDIVIDUAL GRANTS                                              (F)
- -------------------------------------------------------------------------------
                             (B)            (C)                                      POTENTIAL REALIZABLE
                          NUMBER OF      % OF TOTAL                                    VALUE AT ASSUMED
                          SECURITIES      OPTIONS         (D)                        ANNUAL RATES OF STOCK
                          UNDERLYING     GRANTED TO     EXERCISE                    PRICE APPRECIATION FOR
                           OPTIONS       EMPLOYEES      OR BASE         (E)              OPTION TERMS
          (A)              GRANTED       IN FISCAL       PRICE       EXPIRATION     -----------------------
          NAME               (#)            YEAR         ($/SH)         DATE          5% $         10% $
- ------------------------  ----------     ----------     --------     ----------     --------     ----------
1992 STOCK OPTION PLAN
John R. Kennedy.........    100,000          9.0        $  28.25       12/19/99      780,495      1,724,691
Quentin J. Kennedy......     50,000          4.5           28.25       12/19/99      390,248        862,345
Robert D. Baldwin.......     40,000          3.6           28.25       12/19/99      312,198        689,876
W. Mark Massey, Jr. ....     40,000          3.6           28.25       12/19/99      312,198        689,876
Michael J. Balduino.....     30,000          2.7           28.25       12/19/99      234,148        517,407

- ---------------
Options described in this table were issued under the Company's 1992 Key
  Employee Stock Option Plan, and consist primarily of options other than incentive stock options, as permitted by such Plan. The options extend for a period of five years from the date of grant, were issued at the fair market value of the option at time of grant, and permit exercise of one fourth of the shares on the first, second, third and fourth anniversaries of the date of grant. The purchase price upon exercise of an option may be paid either in cash or, if the option permits, in shares of Company common stock already owned, or a combination thereof. If the employment of a member of the Key Management Group, which includes the five individuals described in this table, terminates by reason of early retirement, his option may thereafter be exercised in full if permitted by the Stock Option Committee, or otherwise only to the extent it was exercisable at time of early retirement for three years from the date of termination or the stated period of the option, whichever is shorter. On death of an optionee, the option is immediately exercisable in full for six months from the date of death, or the expiration of the option period, whichever is shorter. In the event of a merger or other reorganization in which the shareholders of the Company receive cash or stock (other than stock in the Company) or in certain tender offer situations the Committee has the duty to accelerate the exercisability of all outstanding options. Options may, at the discretion of the Committee, also contain limited stock appreciation rights enabling optionees to cash out the options in certain tender offers, mergers, reorganizations and similar events. All grants listed in this table were issued subject to shareholder approval of the proposed amendment to the 1992 Key Employee Stock Option Plan.

            LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                            NUMBER OF SHARES AND UNITS
                                      AWARDED               PERFORMANCE      ESTIMATED FUTURE PAYOUTS
                          -------------------------------     PERIOD               OF CASH UNITS
                          BASE-YEAR   PHANTOM      CASH        UNTIL      -------------------------------
          NAME             SALARY     SHARES      UNITS       PAYOUT      THRESHOLD    TARGET    MAXIMUM
- ------------------------  --------    -------    --------   -----------   ---------   --------   --------
John R. Kennedy.........  $900,000    20,875     $675,000     3 years      $22,500    $450,000   $675,000
Quentin J. Kennedy......   451,250    10,466      338,437     3 years       11,281     225,625    338,437
Robert D. Baldwin.......   427,500     9,915      320,625     3 years       10,687     213,750    320,625
W. Mark Massey, Jr......   427,500     9,915      320,625     3 years       10,687     213,750    320,625
Michael J. Balduino.....   200,000     4,639      150,000     3 years        5,000     100,000    150,000

- ---------------

The number of phantom shares are established at 50% of base year salary in effect on January 1 of each year, cash units are established at 75%. Payouts of awards are tied to achieving specified levels of return on equity (ROE) and/or growth in fully diluted earnings per share (EPS) over the three year plan cycle. No payout of phantom shares or cash units is made if ROE and EPS growth fall below minimum targets. Combinations of ROE and EPS growth resulting in awards of 50% or less of base year salary are paid from the phantom shares. Phantom shares are valued at the average closing market price for the twenty consecutive trading days prior to the end of the three year cycle and will be included, if earned, in the Summary Compensation Table for the payout year. Combinations of ROE and EPS growth resulting in awards of more than 50% of base year salary are paid from the established cash units. No combination of ROE and EPS growth can result in award of more than the established phantom shares and cash units.

                         SUMMARY OF COMPENSATION PLANS

     Summarized below is a brief description of each of the compensation plans indicated.

     (A)  EMPLOYEE RETIREMENT PLANS

     The Company has a defined benefit pension plan which covers substantially all salaried employees with at least one year of service. The Plan is funded annually using the projected unit credit method and is designed to provide a monthly pension, commencing at age 65, equal to a percentage of the employee's average compensation for his or her five highest consecutive years within the last ten years of employment. Assuming a continuation of employment with the Company until normal retirement at age 65, the following table sets forth the estimated annual pension benefits payable for specified levels of compensation and years of service. The Company also maintains a non-qualified benefit equalization plan designed to provide benefits to certain salaried employees in excess of limitations required by the Internal Revenue Code of 1986, as amended (the "Code").

     In addition, the Company has established a Supplemental Executive Retirement Plan ("SERP"), available only to certain executives, with benefits payable out of general funds of the Company either directly or through a trust established for such purpose. The normal retirement benefit payable annually under the SERP to certain executives of the Company, including its five most highly compensated executives, who retire at or after age 65, is equal to 50% of the employee's average compensation for the 3 years immediately preceding his retirement less amounts payable to him under the Company's pension plan and the benefit equalization plan. Benefits under the SERP shall not be less than 10% or exceed 20% of the average compensation. The SERP and the benefit equalization plan described above permit the employee, at his option, to receive the benefits in a lump sum of equivalent actuarial value at the time of retirement. The annual estimated amounts that would be payable under the SERP assuming retirement at age 65 with increases of 6% per year on pensionable compensation would be, for John R. Kennedy, $133,158; for Quentin J. Kennedy, $86,364; for Robert D. Baldwin, $206,454; for W. Mark Massey, Jr., $109,954; and for Michael
J. Balduino, $189,473. These amounts are payable in addition to the pension plan payment illustrated in the Pension Plan Table.

                               PENSION PLAN TABLE

  HIGHEST
CONSECUTIVE
 FIVE-YEAR                      ANNUAL PENSION FOR REPRESENTATIVE YEARS OF CREDITED SERVICE
  AVERAGE        ------------------------------------------------------------------------------------------
COMPENSATION        10           15           20           25           30            35             40
- ------------     --------     --------     --------     --------     --------     ----------     ----------
 $  250,000      $ 37,275     $ 55,912     $ 74,550     $ 93,187     $111,825     $  130,462*    $  149,100*
    500,000        74,775      112,162      149,550*     186,937*     224,325*       261,712*       299,100*
  1,000,000       149,775*     224,662*     299,550*     374,437*     449,325*       524,212*       599,100*
  1,500,000       224,775*     337,162*     449,550*     561,937*     674,325*       786,712*       899,100*
  2,000,000       299,775*     449,662*     599,550*     749,437*     899,325*     1,049,212*     1,199,100*

- ---------------
* Amounts indicated by an asterisk are subject to reduction because of the annual pension limitations imposed under the Code; however, the extent of any reduction will vary in individual cases according to circumstances existing at the time pension payments are made.

     Compensation covered by the Plan includes amounts shown under columns (c),
(d) and (h) of the Summary Compensation Table. Covered compensation provided by the Plan for Executive Officers does not differ by more than 10% from the amounts set forth in the Summary Compensation Table.

     The amounts in the table are not subject to deduction for social security or other offset amounts. As of January 1, 1995, the number of years of service credited for the five previously described most highly compensated executive officers was as follows: for John R. Kennedy, 42; for Quentin J. Kennedy, 34; for Robert D. Baldwin, 11; for W. Mark Massey, Jr., 26; and for Michael J. Balduino, 2. Amounts payable in excess of the Code limitations are paid under a benefit equalization plan of the Company.

     (B)  SAVINGS AND STOCK OWNERSHIP PLANS

     The Company Savings and Stock Ownership Plan was approved by the stockholders in 1976. The Plan has no specified termination date but may be terminated at any time by the Board of Directors of the Company. Under the terms of the Plan a Savings and Stock Ownership Plan Committee, appointed by the Board of Directors, has primary responsibility and authority for the administration of the Plan. The Plan was originally comprised of two programs: The Savings Program and the Stock Ownership Program. As a result of changes to the Federal income tax laws in 1986, contributions under the Stock Ownership Program were discontinued in 1987.

     The Stock Ownership Program provides for issuance of Common Stock of the Company to a trust fund for the benefit of eligible employees. The Company made its last contribution to the program in 1986 and does not anticipate further contributions. The contributions were generally based upon tax credits available to the Company under the Code, which have expired, and were allocated to eligible employees based upon compensation paid.

     The Savings Program provides for pre-tax or after tax voluntary savings contributions by each eligible employee of the Company to a trust fund in amounts from 2% to 6% of his compensation, and for matching savings contributions by the Company in amounts as may be established for the Plan as a whole from time to time by the Board of Directors equal to from 20% to 60% of such employee savings contributions. The Company's current contribution equals 50% of such employee savings contributions. The Plan permits each eligible employee to make employee savings contributions by electing to reduce his taxable compensation. Each eligible employee who elects to contribute 6% of his compensation to the trust fund by such compensation reduction, which amounts continue to be eligible for matching Company contributions, may also elect to contribute additional amounts not eligible for matching Company contributions from 1% to 9%, or such lesser amounts as may be permitted by the Code, of his compensation. Amounts in excess of the Code limitations may be eligible for contributions under the benefit equalization plan of the Company.

     Employee contributions under the Savings Program of the Plan vest immediately. The amount of the credit to a participant's account which is attributable to the Company's savings contributions becomes fully vested upon completion of three years of employment with the Company and is subject to forfeiture prior to the expiration of such period. The Company's contributions under the Stock Ownership Program are fully vested. Directors who are not employees of the Company are not eligible to participate in this Plan.

     Effective January 1, 1992, the Plan was renamed the Federal Paper Board Company Savings and Stock Ownership Plan for Salaried Employees, and assets associated with the non-union hourly employees were transferred from this Plan to a new Plan, the Federal Paper Board Company Savings and Stock Ownership Plan for Non-Union Hourly Employees. The terms of the new Plan are the same as those outlined above.

     (C)  1989 KEY EMPLOYEE STOCK OPTION PLAN.

     The Company's 1989 Key Employee Stock Option Plan (the "1989 Plan") was approved by the stockholders on April 18, 1989, and will terminate on April 19, 1999, after which date no further options may be granted under the Plan, although outstanding options will continue to be exercisable in accordance with their terms thereafter. Under the terms of the Plan, a Stock Option Committee, appointed by the Board of Directors, may grant options from time to time to officers and certain key employees of the Company to purchase, in the aggregate, up to 1,500,000 shares of Common Stock of the Company. Options for substantially all of the shares available under this Plan have been granted.

     The 1989 Plan is designed to provide for the grant of options that qualify as "incentive stock options" under the Code, as amended, as well as options that are other than "incentive stock options". Each option granted under the 1989 Plan may provide for stock appreciation rights, i.e., the right to either exercise such option, in whole or in part, without payment of the option price or to request that the Committee permit such exercise without payment of the option price. If an option is exercised without payment, the optionee shall be entitled to receive the excess of the fair market value of the stock covered by the option over the option price. Such amount is payable in stock or may be payable in cash if the option so permits or if the Committee so decides. Each option may also provide that the optionee may exercise the option without payment of the option price by his delivery to the Company of an exercise notice and irrevocable instruction to deliver the shares subject to the option directly to a stock broker named in the notice in exchange for payment of the option price by such broker. With certain exceptions, no option shall be exercisable within one year from the date of grant.

     The stock option tables in this proxy statement contain information about individual exercises and grants.

     (D)  1992 KEY EMPLOYEE STOCK OPTION PLAN.

     The Company's 1992 Key Employee Stock Option Plan (the "1992 Plan") was approved by the stockholders on April 21, 1992, and will terminate on April 20, 2002, after which date no further options may be granted under the Plan, although outstanding options will continue to be exercisable in accordance with their terms thereafter. Under the terms of the Plan, a Stock Option Committee, appointed by the Board of Directors, may grant options from time to time to officers and certain key employees of the Company to purchase, in the aggregate, up to 1,500,000 shares of Common Stock of the Company. Options for substantially all of the shares available under this Plan have been granted, as set forth in the stock option tables in this proxy statement, and a proposal to add an additional 1,500,000 shares to the 1992 Plan has been proposed for adoption at this Annual Meeting.

     The 1992 Plan is designed to provide for the grant of options that qualify as "incentive stock options" under the Code, as amended, as well as options that are other than "incentive stock options". Each option granted under the 1992 Plan may provide for stock appreciation rights, i.e., the right to either exercise such option, in whole or in part, without payment of the option price or to request that the Committee permit such exercise without payment of the option price. If an option is exercised without payment, the optionee shall be entitled to receive the excess of the fair market value of the stock covered by the option over the option price. Such amount is payable in stock or may be payable in cash if the option so permits or if the Committee so decides. Each option may also provide that the optionee may exercise the option without payment of the option price by his delivery to the Company of an exercise notice and irrevocable instruction to deliver the shares subject to the option directly to a stock broker named in the notice in exchange for payment of the option price by such broker. With certain exceptions, no option shall be exercisable within one year from the date of grant.

     (E)  1992 KEY EMPLOYEES LONG TERM COMPENSATION PLAN

     The 1992 Key Employees Long Term Compensation Plan provides for the granting of Contingent Incentive Awards ("Awards") consisting of a combination of awards calculated as if restricted shares of Common Stock of the Company were issued, and cash units. Key employees, including officers of the Company, are eligible to be granted Awards under the Plan. At the time of a grant, performance goals are established to be met over a three (3) year period. Such goals specify graduated levels of attainment which, after designated minimums are met, result in graduated vesting of any Award.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Messrs. John R. Kennedy, Quentin J. Kennedy, Robert D. Baldwin and W. Mark Massey, Jr. have Employment Agreements with the Company by the terms of which Mr. John R. Kennedy will act as President, Mr. Quentin J. Kennedy will act as Executive Vice President, and Messrs. Baldwin and Massey, Jr. will act as Senior Vice Presidents of the Company, or in such other capacities as the Board of Directors shall determine. Pursuant to these contracts, the Compensation Committee has approved annual salaries as follows: John R. Kennedy, $1,250,000; Quentin J. Kennedy, $575,000; Robert D. Baldwin, $550,000; and W. Mark Massey, Jr., $550,000. The Agreement with Mr. Massey, Jr. extends through 1996, the Agreement with Mr. Baldwin extends through 1997, and the Agreements with Messrs. John R. Kennedy and Quentin J. Kennedy extend through 1995 and 1998, respectively. The Agreements with Messrs. John R. Kennedy and Quentin J. Kennedy provide, respectively, among other items, that should he be removed from his position or his duties be diminished or changed in any respect (including a change not material), he may resign and be deemed to have applied for early retirement, or he may elect early retirement at any time after December 31, 1993. In such case, he will receive a pension not reduced as provided in the Company pension plan but rather calculated as if he had continued as an employee in the pension plan through his 65th birthday, at a salary (plus bonus) equal to his salary at time of resignation (and last bonus received), increased annually thereafter at an 8% compounded rate, but in no event calculated on final average salaries of less than $1,878,264 with respect to the pension plan and $2,020,525 with respect to the SERP (defined in paragraph (a) above, entitled Employee Retirement Plans) for John R. Kennedy, and $1,090,154 with respect to the pension plan and $1,172,734 with respect to the SERP for Quentin J. Kennedy. The additional annual amount above the amounts payable under the Company's pension plans, assuming a resignation and deemed early retirement under such Agreements would be, for John R. Kennedy, $341,348, and for Quentin J. Kennedy, $341,385.


            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION


     Until March 15, 1994, the Executive Committee, consisting of the President, the Executive Vice President, and three outside Directors, acted as the Compensation Committee for the Company.

     At the March 15, 1994 meeting of the Board of Directors, a separate Compensation Committee was appointed, consisting of Messrs. Cassidy, Clerihue and Kelsey, each of whom is an independent director. The Committee now determines the compensation of the President, Executive Vice President and other members of the Key Executive Group, and administers the 1992 Key Employees Long Term Compensation Plan.


     This committee reviews salaries and bonuses for the officers and key employees of the Company who are designated as members of the Key Executive Group and which presently numbers 25 persons. This Group includes the President and the next four highest paid officers of the Company. The President recommends, except for himself, salary changes with respect to this group to the Compensation Committee for its review and approval. As described on page 12 of this proxy statement, Messrs. J.R. Kennedy, Q.J. Kennedy, R.D. Baldwin and W. Mark Massey, Jr. each have employment agreements with the Company. The salary under each such agreement is that sum approved from time to time (but not less than the amount specified in the agreement) by this Committee, after considering the factors described below. It is the Committee's belief that the terms and conditions expressed in the respective employment agreements are generally consistent with this Committee's compensation policies.


     The Company's executive compensation program is based upon business performance, including the performance of the individual with respect to the particular function for which such individual is responsible and the overall performance of the Company. These factors are considered in determining the compensation for the members of the Key Executive Group, including the Company's President. No one factor is determinative of any individual's compensation. Rather, the effectiveness of the executive in the conduct of his assigned duties, including the profitability of his function considered as a whole, is taken into account. The committee did not approve salary increases for the President or any of the four highest paid officers for fiscal year 1994. In light of improving business conditions and improved 1994 earnings the Committee did approve salary increases for members of the Key Management Group for the year 1995. Most members of this group had not received a salary increase for two years. Further, the salaries of the President and the three highest paid officers, which had been reduced on June 14, 1993, were restored in full on June 13, 1994

     For the year 1994, the Company did not set any specified targets for sales or earnings but estimated these figures in its 1994 budget developed at the beginning of the year. The budget was revised during the year to reflect actual business conditions.

     Fiscal year 1994 sales and earnings were substantially higher than the prior year due to improved market conditions. Return on Shareholders Equity
(ROE) was 8%. The Company reduced its total debt by about $35 million while increasing the dividend on its common stock and spending $139 million on capital projects. All of these factors were taken into account in determining the 1995 President's and other executive salaries.

     Since 1980 an increasing amount of an executive's yearly compensation has been dependent upon the Company's performance over a three year performance cycle. The three outside directors of the Executive Committee administer the Key Employee Long Term Compensation Plan, which provides bonuses to members of the Key Executive Group. The Plan, described in detail elsewhere in this Proxy Statement, provides bonuses in various percentages of salary based on meeting certain goals over a three year period. No bonuses were paid under this Plan in fiscal year 1994, but the Committee did approve a bonus of 60% of salary for the Key Management Group.

     The Company has long maintained Stock Option Plans intended to encourage and enable key employees to acquire an ownership interest in the Company through stock ownership. The number of stock options granted to each individual is based on his or her salary range and responsibility. All grants are made at an exercise price equal to the fair market value of the Company common stock on the date of grant. In making its determinations, the Stock Option Committee considers the number of options granted in prior years. In furtherance of this policy, during 1994, stock options were granted to the Company's five most highly compensated executive officers including Mr. John R. Kennedy and 361 other participating employees. These options were granted subject to the approval by the stockholders of an amendment to the 1992 Plan increasing the number of shares available under the Plan. The details for the five most highly compensated executive officers appear in the stock option tables set forth elsewhere in this proxy statement.


     Section 162(m) of the United States Internal Revenue Code limits the deductibility of certain compensation received by executive officers to $1,000,000 in a calendar year unless specific requirements demonstrating that such compensation is "performance-based" have been satisfied. It is the Committee's policy to maximize the effectiveness, as well as the tax-efficiency, of the Corporation's executive compensation programs. With regard to future executive compensation actions, the Committee's policy is to maintain flexibility to take actions which it deems to be in the best interest of the Corporation and its stockholders but which may not qualify for tax deductibility under Section 162(m) or other Sections of the Internal Revenue Code.


              Thomas L. Cassidy                               John L. Kelsey
               W. Ran Clerihue                               James T. Flynn*

- ---------------
* Member of Stock Option Committee, not Compensation Committee.

                          TRANSACTIONS WITH MANAGEMENT

     The Company maintains a program to assist employees, including officers, who are relocated to and from different company locations, and wish to purchase homes. Under this program, loans were made to employees, including officers of the Company, on a shared appreciation basis. In fiscal year 1992, all such loans were revised in various respects, including the elimination of the shared appreciation feature, and reissued. As revised, the loans are secured, and will extend for a period up to twenty years from October 1, 1992. During the first ten year period, no interest is charged, but 15% of any bonus paid must be applied to reduce the outstanding principal. Thereafter, the loans bear interest at the long-term Federal Government Rate, and the principal is amortized over such term. Set forth below is a listing of the officers of the Company who presently participate in the program, and the current sums outstanding. In addition, Michael J. Balduino, Senior Vice President, Converted Products Division, received a bridge loan of $180,000 towards the purchase of a home on October 25, 1994, and repaid same on October 27, 1994.

     (a) Louis O. Grissom, Vice President, Riegelwood Operations -- $261,620.

     (b) Roger L. Sanders, II, Controller -- $122,000.

     (c) Leon K. Semke, Vice President, Manufacturing Technology -- $50,000.

     (d) Michael G. Culbreth, Vice President, Employee Relations -- $271,381.

     (e) William R. Snellings, Vice President, Paperboard Sales -- $223,452.

     (f) Carl L. Bumgardner, Vice President, Printing Paper Sales -- $162,970.

                           COMPENSATION OF DIRECTORS

     Compensation for covered directors in 1994 amounted to $25,000 plus $1,000 for each meeting of the Board or a committee of the Board attended through November, 1994. Compensation for covered directors was increased in December, 1994, to $27,500 (on an annualized basis) plus $1,500 for each meeting of the Board or a committee of the Board attended. Directors of the Company who are not actively engaged as officers or employees of the Company are covered by a deferred compensation plan under which they may elect to defer compensation until retired from the Board. The deferred compensation is equal to annual compensation (1) determined as if the sum were invested in the Common Stock of the Company at the average of the closing prices for the 20 trading days preceding the last day of such year, and such shares were sold at the average of the closing prices for the 20 trading days preceding the last business day prior to the day that the deferred compensation becomes due; plus an amount equal to an amount that would be realized if such stock had been purchased and the dividends thereon had been invested, at the closing price on the dividend payment dates, in the Common Stock of the Company and sold at the average of the closing prices for the 20 trading days preceding the last business day prior to the day that the deferred compensation becomes due, or (2) with interest from the last day of the year to which the compensation applies to the date of payment. Directors covered by the plan may elect to receive their compensation on a current basis.

     The Company also maintains a retirement plan (the "Plan") for certain Directors of the Company. Eligible for benefits under the Plan are Directors of the Company who (i) cease to be a Director of the Company for any reason, (ii) have completed at least five years of service as a Director of the Company,
(iii) have reached at least 60 years of age or have become disabled, and (iv) are not receiving a retirement benefit from one of the Company's qualified pension plans. Eligible Directors shall receive a monthly benefit equal to the greater of (i) $1,417, (ii) the monthly retainer being paid to Directors of the Company at the time such Director becomes eligible under the Plan, or (iii) the monthly retainer being paid to Directors of the Company or any successor company at the time of payment. Benefits under the Plan will continue for the number of years the Director served as a Director of the Company. In the event of the death of the Director either while serving as a Director of the Company or while receiving benefits under the Plan, the benefit provided under the Plan shall then be paid on a monthly basis to the Director's named beneficiary or if no beneficiary has been named, shall be paid to his or her estate, provided that the number of years of payment to a Director's named beneficiary or his or her estate combined with payments made to the Director shall not exceed ten years.

     On April 20, 1993, the stockholders approved the adoption of the Company's 1992 Stock Option Plan for Non-Employee Directors (the "Directors Plan"). The Directors Plan is designed to provide for the granting of options that are other than "incentive stock options" under the Code. The purpose of adopting the Directors Plan is to have available a stock compensation plan that will encourage and enable non-employee directors of the Company to acquire a proprietary interest in the Company through stock ownership and will assist the Company in attracting and retaining experienced and highly qualified directors. The Directors Plan is administered by the Board of Directors.

     Subject to adjustments for certain stock splits and other recapitalizations, the total number of shares that may be optioned under the Directors Plan is 150,000 shares of Company Common Stock. Any shares subject to an option which for any reason cease to be subject to the option may again be optioned under the Directors Plan. Proceeds from the sale of shares pursuant to options granted under the Directors Plan shall constitute general funds of the Company.

     Directors of the Company who are not and have never been officers or employees of the Company or its subsidiaries are eligible to participate in the Directors Plan. Any person who becomes a director of the Company subsequent to October 20, 1992 and is an eligible director, provided there are sufficient shares available under the Directors Plan, shall be granted an option to purchase 10,000 shares of the Common Stock of the Company on the date of election or appointment as a Director. If there are insufficient shares available to make all grants specified on the applicable date, then all those who become entitled on that date shall share ratably in the then available shares.

     The option price per share shall not be less than 100% of the fair market value at the time the option is granted. Fair market value shall be the average of the high and low sales price of the Common Stock on the date of grant as reported on the New York Stock Exchange Composite transactions tape. Options granted under the Directors Plan will expire 10 years from the date of grant. With certain exceptions, no option shall be exercisable within one year from the date of grant.

     Messrs. Cassidy, Clerihue, Flynn, Kelly and Kelsey each was granted an option under the Directors Plan on October 20, 1992, to purchase 10,000 shares of the Common Stock of the Company at $26.25 per share. Subject to the approval by the stockholders of the proposed amendment to the Directors Plan, each of these directors received an option to purchase an additional 5,000 shares of Common Stock effective February 1, 1995, at $28.25 per share.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of stock in the Company with the Securities and Exchange Commission (the "SEC") and the New York Stock Exchange. Officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during fiscal year 1994 all filing requirements applicable to its executive officers and directors were met.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock (as measured by dividing; (i) the sum of: (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment and (B) the difference between the Company's share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) with the cumulative total return assuming reinvestment of dividends of (1) the S&P 500 Index and (2) the S&P Paper/Forest.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                       AMONG THE COMPANY, S&P 500 INDEX,
                AND S&P PAPER/FOREST BEGINNING DECEMBER 31, 1989

                            CUMULATIVE TOTAL RETURN
           BASED ON REINVESTMENT OF $100 BEGINNING DECEMBER 31, 1989

                                                                  S&P PAPER &
                                    FEDERAL                          FOREST
      MEASUREMENT PERIOD          PAPER BOARD                       PRODUCTS
    (FISCAL YEAR COVERED)            INC.           S&P 500           INDEX
1989                                 100              100              100
1990                                  75               97               90
1991                                 121              126              115
1992                                 108              136              131
1993                                  98              150              144
1994                                 138              152              150

                                                      SOURCE: GEORGESON CO. INC.

                            PROPOSALS TO BE ACTED ON

     In addition to the election of two directors, the following matters will be acted on:

PROPOSAL NO. 2 -- APPROVAL OF AN AMENDMENT TO THE 1992 KEY EMPLOYEE STOCK OPTION
                  PLAN

     The Company presently has a 1989 and the 1992 Key Employee Stock Option Plans (the "Plans") under which substantially all of the options available have been granted. Consequently the Board of Directors of the Company at its meeting on December 20, 1994, adopted, subject to approval of the stockholders, an amendment to the Federal Paper Board Company 1992 Key Employee Stock Option Plan (the "1992 Plan"), increasing the number of shares available under the 1992 Plan by 1,500,000.

     The full text of the 1992 Plan with the proposed amendment may be obtained without charge by stockholders' written request to Federal Paper Board Company, Inc., 75 Chestnut Ridge Road, Montvale, New Jersey 07645, Attention: Secretary. As of February 17, 1995, there were outstanding under the 1989 Plan options to purchase 982,492 shares, and under the 1992 Plan options to purchase 1,318,325 shares of Common Stock of the Company.

     The principal features of the 1992 Plan are summarized below.

     Subject to approval of the amendment, and to adjustments for certain stock splits and other recapitalizations, the total number of shares that may be optioned under the 1992 Plan will be 3,000,000 shares of Company Common Stock. Any shares subject to an option which for any reason expires or is terminated unexercised may again be optioned under the 1992 Plan. Proceeds from the sale of shares pursuant to options granted under the 1992 Plan shall constitute general funds of the Company.

     Key employees, including officers, of the Company and its subsidiaries other than members of the Stock Option Committee ("the Committee") shall be eligible to participate in the 1992 Plan. The Committee will administer the 1992 Plan and determine the recipients of options, the terms and conditions of same within parameters of the 1992 Plan and the number of shares covered by each option. The Committee shall consist of not less than three directors of the Company who are ineligible to participate in the Plan. No option may be granted under the 1992 Plan after April 21, 2002, but options theretofore granted may extend beyond that date. The Company's nominees for the Board of Directors, as full time employees of the Company, will be eligible to participate in the Plan. Subject to approval of this amendment by the stockholders, the Stock Option Committee on December 20, 1994, issued incentive options to 366 employees, including all executive officers of the Company (20 in number), to purchase 1,117,100 shares under the 1992 Plan, at an exercise price of $28.25 per share. The closing price of the Company's Common Stock on the New York Stock Exchange on February 17, 1995 was $29.875 per share.

     The Board of Directors of the Company may amend or discontinue the 1992 Plan, but no amendment or discontinuation may be made which would (i) impair the rights of any recipient of an option already granted without his consent or (ii) without the approval of the shareholders (a) increase the total number of shares reserved for the 1992 Plan, (b) decrease the option price of an option to less than 100% of the fair market value of the stock on the date the option was granted or (c) extend the duration of the 1992 Plan. The Committee may, retroactively or prospectively, amend the terms of any option already granted provided no such amendment will impair the rights of any holder without his consent.

     The option price per share shall be determined by the Committee, but shall not be less than 100% of the fair market value at the time the option is granted. Options granted under the 1992 Plan will expire on a date fixed by the Committee, but not more than 10 years from the date of grant. With certain exceptions mentioned below, no option shall be exercisable within one year from the date of grant.

     The purchase price upon exercise of an option may be paid either in cash or, if the option permits, in shares of Company Common Stock already owned or a combination of cash and shares. No optionee shall have any rights to dividends or other rights of a stockholder with respect to his shares subject to the option until the optionee has given written notice of exercise, has paid in full for such shares, except as provided below, and has met his tax withholding obligations. Tax withholding obligations may be met by a withholding of stock otherwise deliverable to the optionee under procedures approved by the Committee.

     Each option granted under the 1992 Plan may provide for stock appreciation rights, i.e., the right to either exercise such option in whole or in part without payment of the option price or to request that the Committee permit such exercise without payment of the option price. If an option is exercised without payment under this paragraph, the optionee shall be entitled to receive the excess of the fair market value of the stock covered by the option over the option price. Such amount is payable in stock or may be payable in cash if the option so permits or if the Committee so decides. Each option may also provide that the optionee may exercise the option without payment of the option price by his delivery to the Company of an exercise notice and irrevocable instruction to deliver the shares subject to the option directly to a stock broker named in the notice in exchange for payment of the option price by such broker.

     If an optionee's employment terminates by reason of his retirement at or after age 65 or on account of disability or, in the case of an optionee who is not a member of the Company's key management group, by early retirement, his option may thereafter be exercised in full for 3 years from the date of termination or the stated period of the option, whichever is shorter. If a member of the key management group retires early, he may exercise his option to the extent it was exercisable at the date of retirement for the same period; except that the Committee may accelerate exercisability if the retirement is for reasons approved by the Committee. If an optionee's employment terminates by reason of his death, his option may thereafter be immediately exercised in full for a period of 6 months from the date of death or the expiration of the stated period of the option, whichever is shorter. Unless otherwise determined by the Committee, if an optionee's employment terminates for any reason other than death, retirement or disability, his option shall thereupon terminate. During the optionee's lifetime, the option is exercisable only by him and shall not be transferable except by will or the laws of descent and distribution or by the designation of a beneficiary in the event of the optionee's death.

     In the event of any merger or other reorganization in which the shareholders of the Company receive cash or securities (other than stock of the Company) or a tender offer where the offeror would become the owner of 50% or more of the Common Stock of the Company, or such lesser percentage which the Committee determines may materially adversely affect the market value of the Common Stock, the Committee shall prior to the shareholder vote or expiration of the tender offer accelerate the exercisability of all outstanding stock options and/or adjust options by substituting stock of the offeror or an affiliate of the offeror, if any such stock is publicly traded, for Common Stock of the Company. Options may, at the discretion of the Committee, also contain limited stock appreciation rights enabling optionees to cash out their options in the event of consummation of a tender offer for at least 20% of the Common Stock, or a proxy contest which causes the replacement of a majority of the Company's Board of Directors or a merger or reorganization where the shareholders of the Company receive stock or securities of another corporation or a dissolution of the Company. Limited rights may permit cash-outs of options at the highest market value of the Common Stock over a 60 day period prior to the event or the highest market value on the date of exercise or the tender offer price less in any such case the option price.

     Under the Code, the grant of options does not result in taxable income to the optionees or any tax deduction to the Company. However, the transfer of Common Stock to optionees upon exercise of their options may or may not give rise to immediate or deferred taxable income to the optionees and tax deductions to the Company depending upon whether or not the options are incentive stock options. In general, the exercise of an incentive stock option is exempt from regular income tax (but not alternative minimum tax) and does not result in a tax deduction to the Company unless the optionee disposes of the Common Stock within one year of the transfer of such stock to him. On the other hand, the exercise of an option which is not an incentive stock option results in immediate taxable income to the optionee and a tax deduction to the Company. The exercise of a stock appreciation right for cash or stock is immediately taxable and deductible.

     The following table sets forth the total options granted under the 1992 Key Employee Stock Option Plan through December 31, 1994, including options granted in fiscal year 1994 which are subject to shareholder approval of the proposed amendment to the 1992 Key Employee Stock Option Plan.

                        TOTAL OPTIONS GRANTED UNDER THE
         1992 KEY EMPLOYEE STOCK OPTION PLAN THROUGH DECEMBER 31, 1994



    NAME                                                                       # OF OPTIONS
    -------------------------------------------------------------------------  ------------
    John R. Kennedy..........................................................      174,000
    Quentin J. Kennedy.......................................................       87,000
    Robert D. Baldwin........................................................       70,000
    W. Mark Massey, Jr.......................................................       70,000
    Michael J. Balduino......................................................       53,800
    All Executive Officers as a group (25 persons)...........................    1,058,300
    All Non-executive Officer Directors (5 persons)..........................         None
    All other employees (336 persons)........................................    1,507,800

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Common and $1.20 Convertible Preferred Stock entitled to vote, voting together as one class, is required for the adoption of the amendment to the 1992 Plan.

     At the close of business on February 17, 1995, the market value of the total number of shares included in the 1992 Plan assuming the amendment increasing the number of shares under the 1992 Plan is approved, was $84,197,459.

     The management recommends a vote FOR the approval of the amendment to the 1992 Key Employee Stock Option Plan.

PROPOSAL NO. 3 -- APPROVAL OF AN AMENDMENT TO THE 1992 STOCK OPTION PLAN FOR
                  NON-EMPLOYEE DIRECTORS.

     The 1992 Stock Option Plan for Non-Employee Directors (the "Plan") was approved by the Stockholders at the 1993 Annual Meeting. It provides that a stock option to purchase 10,000 shares of the Common Stock of the Company be given to all eligible Directors who were directors on October 20, 1992 and that options to purchase 10,000 shares be granted to any new directors on the date they first become a director.

     The Board of Directors of the Company at its meeting on February 1, 1995, adopted, subject to approval of the stockholders, an amendment to the Plan providing for the grant to all eligible directors on said date of an option to purchase 5,000 shares of Common Stock of the Company at a purchase price of $28.25 per share. The full text of the Plan with the proposed amendment may be obtained without charge by stockholder's written request to Federal Paper Board Company, Inc., 75 Chestnut Ridge Road, Montvale, New Jersey 07645, Attention:
Secretary. As of February 17, 1995, there were outstanding under the Plan options to purchase 75,000 shares, of which 25,000 are subject to approval of the proposed amendment by the stockholders.

     The Plan is for non-employee directors only. The Plan is designed to provide for the grant of options that are other than "incentive stock options" under the Internal Revenue Code of 1986 as amended (the "Code"). The purpose of adopting the Plan is to have available a stock compensation plan that will encourage and enable non-employee directors of the Company to acquire a proprietary interest in the Company through stock ownership and will assist the Company in attracting and retaining experienced and highly qualified directors. The Plan is administered by the Board of Directors.

     The principal features of the Plan are summarized below.

     Subject to adjustments for certain stock splits and other recapitalizations, the total number of shares that may be optioned under the Plan is 150,000 shares of Company Common Stock. Any shares subject to an option which for any reason cease to be subject to the option may again be optioned under the Plan. Proceeds from the sale of shares pursuant to options granted under the Plan shall constitute general funds of the Company.

     Directors of the Company who are not and have never been officers or employees of the Company or its subsidiaries shall be eligible to participate in the Plan. Messrs. Cassidy, Clerihue, Flynn, Kelly and Kelsey, eligible directors on October 20, 1992, each was granted an option on such date to purchase 10,000 shares of the Common Stock of the Company at $26.25 per share. Any person who becomes a director of the Company subsequent to October 20, 1992 and is an eligible director, provided there are sufficient shares available under the Plan, shall be granted an option to purchase 10,000 shares of the Common Stock of the Company on the date of election or appointment as a Director. If there are insufficient shares available to make all grants specified on the applicable date, then all those who become entitled on that date shall share ratably in the then available shares.

     No option may be granted under the Plan after April 20, 2003, but options theretofore granted may extend beyond that date.

     The Board of Directors of the Company may amend or discontinue the Plan, but no amendment or discontinuation may be made which would (i) impair the rights of any recipient of an option already granted without his consent, or
(ii) without the approval of the shareholders (except as otherwise permitted by the Plan) (a) increase the total number of shares reserved for the Plan, (b) decrease the option price of an option to less than 100% of the fair market value of the stock on the date the option was granted or (c) extend the duration of the Plan. The Board of Directors may also, retroactively or prospectively, amend the terms of any option already granted provided no such amendment will impair the rights of any holder without his consent. Upon changes in the Common Stock by a stock dividend, stock split, reverse split, subdivision, recapitalization, merger, consolidation (whether or not the Company is a surviving corporation), combination or exchange of shares, separation, reorganization or liquidation, the number and class of shares available under the Plan as to which stock options may be awarded, the number and class of shares under each option and the option price per share shall be correspondingly adjusted, such adjustments to be made in the case of outstanding options without change in the total price applicable to such options. Further, the Board of Directors may amend the Plan either retroactively or prospectively and without the consent of any optionee, so as to preserve or come within any exemptions from liability under section 16(b) of the Securities Exchange Act of 1934 pursuant to rules and releases promulgated by the Securities and Exchange Commission provided, however, that the Plan provisions affecting the amount of Common Stock to be awarded eligible directors, the timing of those awards or the determination of those eligible to receive such awards may not be amended more than once every six months, other than to comport with changes in the (United States) Internal Revenue Code 1986, as amended (the "Code"), the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     All options granted under the Plan shall be options other than Incentive Stock Options as defined in section 422A of the Code. The option price per share shall not be less than 100% of the fair market value at the time the option is granted. Fair market value shall be the average of the high and low sales price of the Common Stock on the date of grant as reported on the New York Stock Exchange Composite transactions tape. Options granted under the Plan will expire 10 years from the date of grant. With certain exceptions mentioned below, no option shall be exercisable within one year from the date of grant.

     The purchase price upon exercise of an option may be paid either in cash or in shares of Company Common Stock already owned or a combination of cash and shares. No optionee shall have any rights to dividends or other rights of a stockholder with respect to shares subject to the option until the optionee has given written notice of exercise and has paid in full for such shares. Tax withholding obligations may be met by a withholding of stock otherwise deliverable to the optionee.

     If an optionee dies while serving as a director, his option may thereafter be immediately exercised in full for a period of 6 months from the date of death or the expiration of the stated period of the option, whichever is shorter. If an optionee ceases to be a Director of the Company and is eligible to receive a pension under the Retirement Plan for Outside Directors, the option, to the extent exercisable on the date the Director ceases to be a Director, shall thereafter be exercisable for a period of three years or the expiration of the stated period of the option, whichever period is shorter. During the optionee's lifetime, the option is exercisable only by him and shall not be transferable except by will or the laws of descent and distribution or by the designation of a beneficiary in the event of the optionee's death.

     In the event of a change in control of the Company, (i) all of the options then outstanding shall immediately become exercisable, unless directed otherwise by a resolution by the Board of Directors adopted prior to and specifically relating to the occurrence of such change in control, and (ii) each Optionee shall have the right within one (1) year after such event to exercise the option in full notwithstanding any limitation or restriction in the Plan. A "change of control" shall be deemed to have occurred if: (1) there shall be consummated (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which any shares of Common Stock are to be converted into cash, securities or other property, provided that the consolidation or merger is not with a corporation which was a wholly-owned subsidiary of the Company immediately before the consolidation or merger; or
(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or (2) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or (3) any "person", including a "group" as determined in accordance with Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), is or becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company's then outstanding Common Stock, provided that such person shall not be a wholly-owned subsidiary of the Company immediately before it becomes such 30% beneficial owner; or (4) individuals who constitute the Board on the October 20, 1992 (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to October 20, 1992 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least three quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (4), considered as though such person were a member of the Incumbent Board. In no event, however, may any option be exercised; (i) prior to the expiration of six (6) months from the date of grant, or (ii) after ten (10) years from the date it was granted.

     Under the Code, the grant of options does not result in taxable income to the optionees or any tax deduction to the Company. However, the transfer of Common Stock to optionees upon exercise of their options results in immediate taxable income to the optionee and a tax deduction to the Company.

     The table below sets forth information concerning the individual grants of stock for which shareholder approval is being sought for each of the named directors.

                        OPTION GRANTS IN FEBRUARY, 1995

                                                                                    GRANT DATE VALUE
                                                                                   -------------------
                                                                                           (F)
                                                                                        POTENTIAL
                               INDIVIDUAL GRANTS                                       REALIZABLE
- -------------------------------------------------------------------------------     VALUE AT ASSUMED
                                             (C)                                     ANNUAL RATES OF
                                          % OF TOTAL                                   STOCK PRICE
                                  (B)      OPTIONS          (D)                     APPRECIATION FOR
                                OPTIONS   GRANTED TO    EXERCISE OR      (E)           OPTION TERM
                                GRANTED  DIRECTORS IN   BASE PRICE    EXPIRATION   -------------------
             NAME                 (#)    FISCAL YEAR      ($/SH)        DATE        5% $         10%
- ------------------------------  -------  ------------   -----------   ---------    -------     -------
Thomas L. Cassidy.............    5,000       20          28.25       1/31/2005    $39,025     $86,235
James T. Flynn................    5,000       20          28.25       1/31/2005     39,025      86,235
Edmund J. Kelly...............    5,000       20          28.25       1/31/2005     39,025      86,235
John L. Kelsey................    5,000       20          28.25       1/31/2005     39,025      86,235
W. Ran Clerihue...............    5,000       20          28.25       1/31/2005     39,025      86,235

     Exercises of one fourth of the shares are permitted on the first, second, third and fourth anniversaries of the date of grant.

     The affirmative vote of a majority of the votes cast by the holders of the outstanding shares of Common and $1.20 Convertible Preferred Stock entitled to vote, voting together as one class, is required for the adoption of the amendment to the Plan.

     At the close of business on February 17, 1995, the market value of the total number of shares included in the Plan was $4,481,250.

     The management recommends a vote FOR approval of the amendment to the Plan.

PROPOSAL NO. 4 -- INDEPENDENT PUBLIC ACCOUNTANTS

     The stockholders will also be asked to vote upon the selection of auditors for the Company. Deloitte & Touche LLP has acted as auditors to the Company since 1937, and the Board of Directors has selected this firm as auditors for the Company for fiscal year 1995, subject to ratification of the selection by the stockholders. Representatives of Deloitte & Touche LLP are expected to be present at the stockholders' meeting and will have an opportunity to make a statement, if they desire, and are expected to be available to respond to appropriate questions. The Board recommends that the stockholders vote FOR ratification of the appointment.

PROPOSAL NO. 5 -- SHAREHOLDER PROPOSAL REGARDING CANDIDATES FOR NOMINATION TO
                  THE BOARD OF DIRECTORS

     The Company has been informed that the College Retirement Equities Fund intends to offer the following proposal for the consideration and approval of the stockholders at this Annual Meeting.

     WHEREAS, all the members of the Company's Board of Directors are white men; and

     WHEREAS, there are many women and minority group members who are qualified to serve on the Board ; and

     WHEREAS, the Company's shareholders, customers, employees and the community include significant and growing numbers of women and minorities; and

     WHEREAS, the Company could benefit from having a Board that is diversified by race and sex because of the perspectives, opinions and experience that women and minorities bring to the varied interests and concerns of the Company and its shareholders, customers and employees;

     WHEREAS, In a competitive environment, a board that does not reflect the diversity of the Company's employees, shareholders, customers and the community where it operates could have a negative economic impact on the Company's operations;

     RESOLVED, that the shareholders request that the Company's Board of
Directors:

        Adopt an active policy to seek qualified women and minority candidates for nomination to the Board of Directors, set a timetable for implementing that policy, and report to the shareholders about what the new policy has achieved at the next annual meeting.

                              SUPPORTING STATEMENT

     In order to represent the Company's shareholders effectively and respond to the needs of its customers, employees and the community, we believe the Board of Directors should be composed of qualified individuals who reflect diversity of experience, age, gender and race. Although all current Board members may be highly qualified, the arguable limited perspective of an exclusive Board could impede its ability to act in the best economic interests of the Company and its shareholders.

     We believe the Company might find it difficult to compete successfully in our increasingly diverse society if its Board does not reflect that diversity but rather appears to be selected exclusively from only one group in that society. We believe the Company should therefore respond to the needs of its shareholders and all others it represents, including the customers upon whom the Company depends for its economic success, by seeking diversity on its board.

                              MANAGEMENT STATEMENT

     The world in which the Company operates is increasingly complex and demanding. The focus, therefore, in selecting individuals to serve on the Board of Directors properly rests with the qualifications of the individual, not on his or her age, race or sex. This policy is observed in all Company operations where equal employment opportunity is observed and practiced, and diversity is widespread. Adoption of formal policies in this day and age is unnecessary and management urges a vote AGAINST the proposal.

PROPOSAL NO. 6 -- SHAREHOLDER PROPOSAL

     The Company has been informed that the New York City Employees Retirement System intends to again offer the following proposal for the consideration and approval of the stockholders at this Annual Meeting. This proposal was presented to and rejected at the April 19, 1994 Annual Meeting of Stockholders.

               CREATION OF AN INDEPENDENT COMPENSATION COMMITTEE
                              SHAREHOLDER PROPOSAL

     WHEREAS, the board of directors is meant to be an independent body elected by shareholders and charged by law and shareholders with the duty, authority and responsibility to formulate and direct corporate policies, and

     WHEREAS, this company has provided that the board may designate from among its members one or more committees, each of which to the extent allowed, shall have certain designated authority, and

     WHEREAS, we believe that there must be a link between corporate performance and executive compensation, and that it is important that our company's executive compensation structure become more closely tied to performance, and

     WHEREAS, we believe that directors independent of management are best qualified to act in the interests of shareholders and can take steps necessary to evaluate management performance, establish executive compensation and establish a better relationship between company performance and executive pay, NOW THEREFORE BE IT

     RESOLVED, that the shareholders request the company establish a Compensation Committee to evaluate and establish executive compensation. The Committee shall be composed solely of independent directors and shall have access to outside advice, such as, but not restricted to, compensation consultants.

     For these purposes, an independent director is one who: (1) has not been employed by the Company or an affiliate in an executive capacity within the last five years; (2) is not a member of a company that is one of this company's paid advisors or consultants; (3) is not employed by a significant customer or supplier; (4) does not have a personal services contract with the company; (5) is not employed by a tax-exempt organization that receives significant contributions from the company; (6) is not a relative of the management of the company; (7) has not had any business relationship that would be required to be disclosed under Regulation S-K. Also, to the extent possible within the standards stated above, no individual shall serve on the Committee in the year preceding the expiration of that individual's term as a director.

                              STATEMENT OF SUPPORT

     As long-term shareholders we are concerned about our company's prospects for profitable growth. This is intended to address the issue of pay vs. performance and to provide shareholders with an independent committee which will represent their interests. We urge you to vote FOR this proposal.

                              MANAGEMENT STATEMENT

     In March, 1994, the Board of Directors appointed a Compensation Committee consisting of Messrs. Cassidy, Clerihue and Kelsey, directors of the Company. These directors were not then, and are not now, officers of the Company, or related to any Company officer. They are, in the view of the Board of Directors, independent directors, free of any relationship that would interfere with the exercise of independent judgment. Management notes that the identical proposal was submitted to a vote of shareholders at the 1994 Annual Meeting, and was rejected. The shareholders accepted the Management view that the Compensation Committee, as presently constituted, achieves the goals sought by the shareholder proposal without implementing a rigid formula defining independence and therefore membership on the Committee. Management again urges a vote AGAINST this repeated shareholder proposal.

PROPOSAL NO. 7 -- SHAREHOLDER PROPOSAL REGARDING DECLASSIFICATION OF THE
                  COMPANY'S BOARD OF DIRECTORS.

     The Company has been informed that the Massachusetts Laborers Pension Fund (the "Fund") intends to offer the following proposal for the consideration and approval of the stockholders at this Annual Meeting.

     BE IT RESOLVED: That the shareholders of Federal Paper Board Company, Inc. ("Company") urge that the Board of Directors take the necessary steps, in compliance with Delaware state law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be done in a manner that does not affect the unexpired terms of directors previously elected.

                              SUPPORTING STATEMENT

     The election of corporate directors is the primary avenue in the American corporate governance system for shareholders to influence corporate affairs and exert accountability on management. We strongly believe that our Company's financial performance is closely linked to its corporate governance policies and procedures, and the level of management accountability they impose. Therefore, as shareholders concerned about the value of our investment, we are very disturbed by our Company's current system of electing only one-third of the board of directors each year. We believe this staggering of director terms prevents shareholders from annually registering their views on the performance of the board collectively and each director individually.

     Concerns that the annual election of all directors would leave our company without experienced Board members in the event that all incumbents are voted out is unfounded. If the owners should choose to replace the entire board, it would be obvious that the incumbent directors' contributions were not valued.

     Most alarming is that the staggered Board can help insulate directors and senior executives from the consequences of poor performance by denying shareholders the opportunity to replace an entire Board which is pursuing failed policies. Regardless of whether you believe the current Board and management team is performing satisfactorily or not, we believe it is clearly in the best interest of the Company and its shareholders that a process be in place that allows shareholders to take definitive action if they believe the Board is failing to realize the full potential of the Company's assets.

     The performance of Federal Paper Board's stock relative to its peer group raises serious concerns about the performance of the current Board and management team. According to the performance chart on page 16 of the Company's April 19, 1994 proxy statement over the five year period December 31, 1988 -- December 31, 1993, Federal Paper Board's stock underperformed the S&P 500 by 52.7% and its peer group by

35.6%. We believe our Company's underperformance relative to its peer group is primarily attributable to mismanagement, not market forces.

     Federal Paper Board's performance deficit has a tangible, monetary effect on the wealth of shareholders. We believe this performance deficit is a compelling reason to reconsider the wisdom of a staggered Board. We believe that allowing shareholders to annually register their views on the performance of the Board collectively and each director individually is one of the best method's to insure that our Company will be managed in the best interests of the shareholders.

                              MANAGEMENT STATEMENT

     The shareholders approved the present 4 year (not 3 year, as stated by the Fund) term for directors in 1968, and have reaffirmed the suitability of this process every year since then. The Company is organized under the laws of North Carolina (not Delaware, as the Fund evidently believes), which state expressly permits a staggered Board of Directors. The concept of a staggered Board of Directors has existed and been found beneficial over many decades. To believe that shareholders cannot express their views or have impact on such a Board is not realistic. Regarding Company performance, we call your attention to the Company's performance during the 1994 fiscal year as an example of careful, prudent and effective management performance. Management recommends a vote AGAINST this shareholder proposal.

  Other Business

     The Management knows of no business to come before the meeting other than as stated in the notice of the meeting, except that the minutes of the Annual Meeting of Stockholders held April 19, 1994 will be presented for approval as to form, but such action is not to constitute approval or disapproval of any of the matters referred to in such minutes. Should any unexpected business properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS -- 1996 ANNUAL MEETING

     Stockholders intending to present proposals at the 1996 Annual Meeting of Stockholders must submit such proposals to the Company at the address specified immediately above not later than November 15, 1995, in order for this material to be included in the Proxy Statement and Proxy relating to such meeting.

                                          By Order of the Board of Directors,

                                          JOHN T. FLYNN, JR.
                                          Assistant Secretary

March 15, 1995

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FEDERAL PAPER BOARD COMPANY, INC.
         PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS APRIL 18, 1995

The undersigned hereby appoints John R. Kennedy, John L. Kelsey and Quentin J. Kennedy, or any one or more of them, proxies of the undersigned with power of substitution, to vote all of the $1.20 Convertible Preferred Stock of Federal Paper Board Company, Inc. which the undersigned would be entitled to vote if then present in person at the Annual Meeting of Stockholders to be held in the Murray Hill Room of the New York Helmsley Hotel, 212 East 42nd Street, New York, New York, at 10:00 A.M., on April 18, 1995, and at any adjournments thereof, with all the power the undersigned would possess if personally present, with respect to the following matters as more fully set forth in the accompanying proxy statement.

   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                                            SEE REVERSE SIDE

/ X / PLEASE MARK YOUR VOTES AS IN THE EXAMPLE.

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3 AND 4, AND "AGAINST" PROPOSALS 5, 6 AND 7.


1. Election of Directors.

   / / FOR all nominees listed below (except as marked to the contrary below)

   / / WITHHOLD AUTHORITY to vote for all nominees listed below

   NOMINEES: Class III: John R. Kennedy and Robert D. Baldwin

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name below:


- -----------------------------------------------------------------------------

2. Adoption of the amendment to the 1992 Key Employee Stock Option Plan.

   / / FOR          / / AGAINST         / / ABSTAIN

3. Adoption of the amendment to the 1992 Stock Option Plan for Non-Employee Directors.

   / / FOR          / / AGAINST         / / ABSTAIN

4. To approve the designation of Deloitte & Touche LLP as independent auditors of the Company for fiscal year 1995.

   / / FOR          / / AGAINST         / / ABSTAIN

5. Concerning the stockholder proposal regarding candidates for nomination to the Board of Directors (Management recommends a vote AGAINST this proposal).

   / / FOR          / / AGAINST         / / ABSTAIN

6. Concerning the stockholder proposal on creation of an independent compensation committee (Management recommends a vote AGAINST this proposal).

   / / FOR          / / AGAINST         / / ABSTAIN

7. Concerning the stockholder proposal regarding declassification of the Board of Directors (Management recommends a vote AGAINST this proposal).

   / / FOR          / / AGAINST         / / ABSTAIN

8. To transact such other business as may properly come before the meeting or any adjournment thereof. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.


SIGNATURE(S)                                                 DATE
             -----------------------------------------------     -------------

(Note: Please sign name exactly as it appears on stock certificate. Joint owners should each sign personally, give full title when signing as attorney, director, administrator, trustee or guardian, etc. The signatory hereby acknowledges receipt of Notice of Annual Meeting of Stockholders, and Proxy Statement dated March 15, 1995.

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FEDERAL PAPER BOARD COMPANY, INC.

         PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS APRIL 18, 1995

The undersigned hereby appoints John R. Kennedy, John L. Kelsey and Quentin J. Kennedy, or any one or more of them, proxies of the undersigned with power of substitution, to vote all of the Common Stock of Federal Paper Board Company, Inc. which the undersigned would be entitled to vote if then present in person at the Annual Meeting of Stockholders to be held in the Murray Hill Room of the New York Helmsley Hotel, 212 East 42nd Street, New York, New York, at 10:00 A.M., on April 18, 1995, and at any adjournments thereof, with all the power the undersigned would possess if personally present, with respect to the following matters as more fully set forth in the accompanying proxy statement.


   PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

                                                            SEE REVERSE SIDE

/ X / PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE

THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2, 3, AND "AGAINST" PROPOSALS 5, 6 AND 7.



1. Election of Directors:

   / / FOR all nominees listed below (except as marked to the contrary below)

   / / WITHHOLD AUTHORITY to vote for all nominees listed below

   NOMINEES: Class III: John R. Kennedy and Robert D. Baldwin

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name below:

- ------------------------------------------------------------------------------

2. Adoption of the amendment to the 1992 Key Employee Stock Option Plan.

   / / FOR               / / AGAINST               / / ABSTAIN

3. Adoption of the amendment to the 1992 Stock Option Plan for Non-Employee Directors.

   / / FOR               / / AGAINST               / / ABSTAIN

4. To approve the designation of Deloitte & Touche LLP as independent auditors of the Company for fiscal year 1995.

   / / FOR               / / AGAINST               / / ABSTAIN

5. Concerning the stockholder proposal regarding candidates for nomination to the Board of Directors (Management recommends a vote AGAINST this proposal).

   / / FOR               / / AGAINST               / / ABSTAIN

6. Concerning the stockholder proposal on creation of an independent compensation committee (Management recommends a vote AGAINST this proposal).

   / / FOR               / / AGAINST               / / ABSTAIN

7. Concerning the stockholder proposal regarding declassification of the Board of Directors (Management recommends a vote AGAINST this proposal).

   / / FOR               / / AGAINST               / / ABSTAIN

8. To transact such other business as may properly come before the meeting or any adjournment thereof. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournment thereof.


SIGNATURE(S)                                                DATE
            ------------------------------------------------    ---------------

(Note: Please sign name exactly as it appears on stock certificate. Joint owners should each sign personally, give full title when signing as attorney, director, administrator, trustee or guardian, etc. The signatory hereby acknowledges receipt of Notice of Annual Meeting of Stockholders, and Proxy Statement dated March 15, 1995.)